Exhibit 99.1

Neos Therapeutics Reports Second Quarter 2017 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, August 8, 2017 —  Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technologies, today reported financial results for the second quarter ended June 30, 2017 and provided a business update.

“We are very excited about the recent FDA approval of Cotempla XR-ODT™. As we prepare for the launch this fall, we will be able to leverage our existing sales force and commercial infrastructure which was used for last year’s successful launch and the continued commercialization of our first product, Adzenys XR-ODT®. When both products are on the market this fall, we will be able to offer patients and caregivers two treatment options to manage the symptoms commonly associated with ADHD. This milestone will make Neos the only company to have both a branded methylphenidate and a branded amphetamine product available in an extended-release orally disintegrating tablet dosage form,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “We recently raised approximately $34.5 million before offering expenses through a public offering, and we believe we have sufficient cash to get to cash-flow positive based on our current business plan.”

Key Recent Accomplishments and Anticipated Milestones for 2017

•                  On June 19, 2017, the Company announced that the U.S. Food and Drug Administration (FDA) approved Cotempla XR-ODT, the first and only methylphenidate extended-release orally disintegrating tablet for the treatment of attention-deficit/hyperactivity disorder (ADHD) in patients 6 to 17 years old. Cotempla XR-ODT will be commercially available in a portable, child-resistant blister pack in the fall of 2017.

•                  On June 27, 2017, Neos announced the pricing of an underwritten public offering of 4.8 million shares of its common stock for total proceeds of $30.0 million before estimated offering costs of $0.2 million.

•                  On July 26, 2017, the underwriter exercised in full its option to purchase an additional 720,000 shares of the Company’s common stock for total proceeds of $4.5 million.

•                  A New Drug Application (NDA) is currently under review for NT-0201, the Company’s amphetamine XR liquid suspension product candidate, and its Prescription Drug User Fee Act (PDUFA) goal date is September 15, 2017. If approved, the Company anticipates a launch of this product in January 2018.

Commercial Highlights for Adzenys XR-ODT™

•                  Prescription Growth Continues into Second Year on Market: Adzenys XR- ODT continued to perform well and the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 41,954 for the three months ended June 30, 2017, an increase of 29.9% over the 32,296 for the three months ended March 31, 2017. As of July 21, 2017, the cumulative total number of prescriptions filled for Adzenys XR-ODT since its launch in May 2016, as reported by IMS, were 114,112.

•                  New to Brand Market Share Continues to Grow Rapidly: As of June 2017, Adzenys XR-ODT has become the preferred alternative dosage treatment for ADHD, as more patients (35%) started on Adzenys XR-ODT than any other alternative dosage form product.

•                  Number of Prescribers Continues to Grow Throughout the US: The number of prescribers of Adzenys XR-ODT continued to grow since launch, and as of June 30, 2017, 7,405 health care providers had written prescriptions for the product. As of July 14, 2017, that number had increased to 7,699.

•                  Doctors are Switching Their Patients Over to Adzenys XR-ODT: Patients switching from another ADHD medication accounted for approximately 74% of all new Adzenys XR-ODT prescriptions, as reported by IMS, as of the week ended July 21, 2017.

•                  Product Appeal for All Patient Types: As of the week ended July 21, 2017, as reported by IMS, 59% of all new Adzenys XR-ODT prescriptions were for pediatric patients and 41% were for adult patients, indicating a broad appeal of Adzenys XR-ODT in all patient types.

Select Financial Results for the Second Quarter Ended June 30, 2017

•                  Total product revenues were $4.9 million for the three months ended June 30, 2017, compared to $1.5 million for the same period in 2016. This includes product revenue associated with dispensed patient prescriptions of Adzenys XR-ODT of $4.2 million and $0.7 million in net sales for generic Tussionex.

•                  Cost of goods sold for the three months ended June 30, 2017, was $2.6 million, compared to $2.3 million for the same period of 2016. The increase was primarily due to product costs mainly due to sales of Adzenys XR-ODT.

•                  The Company reported a gross profit of $2.3 million for the three months ended June 30, 2017, compared to a gross loss of $0.9 million for the same period in 2016.

•                  Research and development expenses of $3.7 million for the three months ended June 30, 2017 were unchanged from the same period in 2016.

•                  Selling and marketing expenses were $11.7 million for the three months ended June 30, 2017, compared to $16.2 million for the same period in 2016. The decreased expense was due to a decrease in advertising agency fees and other costs due to expenses in 2016 in anticipation of and for the Adzenys XR-ODT launch.

•                  General and administrative expenses for the three months ended June 30, 2017 were $3.3 million, compared to $3.2 million for the same period in 2016.

•                  The Company reported a net loss of $18.7 million for the three months ended June 30, 2017, compared to a net loss of $26.5 million for the same period in 2016.

•                  The Company reported net loss per share of $0.83 for the three months ended June 30, 2017, compared to a net loss per share of $1.65 for the same period in 2016.

•                  At June 30, 2017, the Company held $78.6 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 51584953.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT, amphetamine extended-release orally disintegrating tablets, and Cotempla XR-ODT, methylphenidate extended-release orally disintegrating tablets, both for the treatment of ADHD, are the first two approved products using the Company’s extended-release (XR) orally disintegrating tablet (ODT) technology platform. Neos, which is initially focusing on the treatment of ADHD, has submitted a New Drug Application to the U.S. Food and Drug Administration for one other branded product candidate that is an XR medication in an oral suspension dosage form. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(1), an XR oral suspension of hydrocodone and chlorpheniramine. See Full Prescribing Information, including Boxed WARNING for all our products on our website www.neostx.com.

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-

ODT and Cotempla XR-ODT, the regulatory submissions, including PDUFA review periods and approvals, marketing plans and timing and the therapeutic potential of NT-0201. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully obtain regulatory approval of our NT-0201 product candidate, the timing of such approval, our ability to market and sell our product candidates and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$57,362	$24,352
Short-term investments	21,262	15,430
Accounts receivable, net of allowances for chargebacks and cash discounts of $2,477 and $950, respectively	5,669	6,135
Inventories	6,080	5,767
Deferred contract sales organization fees	312	720
Other current assets	2,376	2,865
Total current assets	93,061	55,269

Property and equipment, net	8,223	7,076
Intangible assets, net	16,879	17,647
Other assets	185	150

Total assets	$118,348	$80,142

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$8,290	$7,798
Accrued expenses	8,414	5,264
Deferred revenue	6,893	3,662
Current portion of long-term debt	7,022	4,921

Total current liabilities	30,619	21,645

Long-Term Liabilities:
Long-term debt, net of current portion	59,001	58,599
Derivative liability	2,086	—
Deferred rent	1,128	1,174
Other long-term liabilities	198	272

Total long-term liabilities	62,413	60,045

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 100,000,000 authorized at June 30, 2017 and December 31, 2016; 27,379,541 and 27,360,635 issued and outstanding at June 30, 2017, respectively; 16,079,902 and 16,060,996 issued and outstanding at December 31, 2016, respectively	27	16
Treasury stock, at cost, 18,906 shares at June 30, 2017 and December 31, 2016	(232)	(232)
Additional paid-in capital	261,409	198,787
Accumulated deficit	(235,882)	(200,118)
Accumulated other comprehensive loss	(6)	(1)

Total stockholders’ equity (deficit)	25,316	(1,548)

Total liabilities and stockholders’ equity	$118,348	$80,142

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Net product sales	$4,909	$1,485	$10,536	$4,068

Cost of goods sold	2,576	2,343	7,191	5,099
Gross profit (loss)	2,333	(858)	3,345	(1,031)

Research and development	3,692	3,748	5,416	5,724
Selling and marketing expenses	11,706	16,229	22,412	22,653
General and administrative expenses	3,316	3,169	6,854	6,460

Loss from operations	(16,381)	(24,004)	(31,337)	(35,868)

Interest expense	(2,390)	(1,604)	(4,602)	(2,617)
Loss on debt extinguishment	—	(1,187)	—	(1,187)
Other income, net	97	256	175	519

Net loss	$(18,674)	$(26,539)	$(35,764)	$(39,153)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	22,613,382	16,050,138	21,127,303	16,037,728

Net loss per share of common stock, basic and diluted	$(0.83)	$(1.65)	$(1.69)	$(2.44)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com